Exhibit 99.1

April 11, 2022 8:30 AM Eastern Daylight Time

Air Industries Group Launches New Corporate Website

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today launched a new corporate website to better reflect the Company’s distinguished track record of manufacturing products that meet or exceed the exacting flight safety and performance demands of the aerospace and defense industries.

The new website also has been designed to more effectively serve the information needs of its customers and shareholders. The website can be accessed at www.airindustriesgroup.com.

An updated investor presentation has been posted to the Investor Relations section of the new website.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “For more than 80 years, we have supported the progress of our nation’s defense and commercial aviation sectors. We believe our new website better demonstrates our vital role in this regard, the extensive capabilities of our Complex Machining and Turbine Engine Components Centers of Excellence, as well as our optimism about the Company’s future.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7078

ir@airindustriesgroup.com